Exhibit 3.1

AMENDMENT TO ARTICLES OF INCORPORATION

OF

KOHL’S CORPORATION

Pursuant to a resolution of the Board of Directors of Kohl’s Corporation on November 9, 2005 and the vote of shareholders of Kohl’s Corporation on April 26, 2006, and in accordance with Section 180.1003 of the Wisconsin Statutes, the following resolution was adopted:

BE IT RESOLVED, that the Articles of Incorporation of Kohl’s Corporation be amended by deleting subparagraphs (a) and (b) of Article V thereof and inserting in their place the following:

ARTICLE V

Board of Directors

(a) Number of Directors, Tenure and Qualifications. Except as provided pursuant to subparagraph (d) of this Article V, the number of directors constituting the Board of Directors of the corporation shall be such number, not less than 5 nor more than 15, as from time to time shall be determined by the then authorized number of directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. The term of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2007 annual meeting of shareholders shall expire at such time. From and after the election of directors at the 2007 annual meeting of shareholders, the directors shall be elected to hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal from office.

(b) Vacancies. Any vacancy on the Board of Directors, whether resulting from an increase in the number of directors or resulting from death, resignation, disqualification, removal or otherwise, other than a vacancy with respect to a director elected as provided pursuant to subparagraph (d) of this Article V, shall be filled by the vote of the majority of the directors then in office (excluding directors, if any, elected as provided pursuant to subparagraph (d) of this Article V), even if less than a quorum, or by a sole remaining director. If no director remains in office, any vacancy may be filled by the shareholders. Any director so elected to fill any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of shareholders and until such director’s successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, disqualification or removal from office.

* * *

Executed this 11th day of May, 2006.

KOHL’S CORPORATION

/s/ Richard D. Schepp
Richard D. Schepp
Executive Vice President, General Counsel and Secretary

This instrument was drafted by

Larry D. Lieberman

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

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